____________________________	KPMG LLP Suite 1500 15 West South Street Salt Lake City, UT 84101-9901

November 2, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for ClearOne Communications, Inc. and, under the date of August 12, 2005 we reported on the consolidated financial statements of ClearOne Communications, Inc. as of and for the years ended June 30, 2003 and 2002. On October 28, 2005, we were notified that ClearOne Communications, Inc. engaged Hansen, Barnett & Maxwell as its principal accountants for the year ending June 30, 2005 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of ClearOne Communication, Inc.’s consolidated financial statements as of and for the year ended June 30, 2004, and the issuance of our report thereon. We have read ClearOne Communication Inc.’s statements included under Item 4.01 (a) of its Form 8-K filed on November 2, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with ClearOne Communications, Inc.’s statement that the decision to change the Company’s principal accountant was recommended and approved by the Audit Committee of the Board of Directors.

Very truly yours,

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.